Exhibit 99.1

Cellectar Biosciences Further Deepens Intellectual Property Portfolio with Patent Grant for PET Imaging PDC

Madison, Wisc. (March 21, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (the “company”), an oncology-focused, clinical stage biotechnology company, today announces the United States Patent and Trademark Office has granted a method of use patent for CLR 124, the company’s cancer imaging agent, which utilizes Cellectar’s proprietary phospholipid drug conjugate (PDC) delivery platform.

The recently issued patent, #9,579,406, titled “Phospholipid Ether Analogs as Agents for Detecting and Locating Cancer and Methods Thereof,” outlines the use of CLR 124 in PET imaging to detect radiation-insensitive or chemotherapy-insensitive cancers and cancer metastases. Importantly, the patent also provides coverage for the use of CLR 124 in identifying the location of these cancers or cancer metastases specifically within an organ or tissue in a patient. This patent is a continuation-in-part of a previous patent application, #10,906,687, which has resulted in three previously issued patents. The current patent provides intellectual property protection through March 2, 2025.

“This patent further demonstrates the utility of our PDC delivery platform to effectively provide cancer targeting for both therapeutic and diagnostic oncologic payloads, potentially allowing for more effective treatment, regardless of the modality,” said Jim Caruso, president and CEO of Cellectar. “We remain focused on developing our therapeutic assets, specifically CLR 131, for the treatment of multiple myeloma and other hematologic malignancies. However, the potential of the platform provides significant opportunity in a variety of clinical applications.”

About Phospholipid Drug Conjugates (PDCs)

Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). The company deliberately designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in more than 80 different xenograft models of cancer.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com